Exhibit 99.2

McEWEN MINING ANNOUNCES STOCK REPURCHASE PROGRAM

TORONTO, ONTARIO - (October 1, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce its intention to commence a share repurchase program that authorizes the Company to purchase up to 15,000,000 shares of its common stock (the “Common Shares”) over a twelve month period.

Management and the Board of Directors believe that prevailing market conditions have resulted in McEwen Mining’s shares being undervalued, and the stock repurchase program is an opportunity to minimize the adverse effects of market volatility and recapture value for shareholders. The repurchase plan is indicative of McEwen Mining’s commitment to enhancing shareholder value.

Purchases of Common Shares may be made from time-to-time in the open market, in compliance with applicable U.S. and Canadian laws. The timing and amounts of any purchase will be based on market conditions and other factors including share price, regulatory requirements and capital availability.

Under the repurchase program, up to 15,000,000 Common Shares (representing approximately 5% of the total outstanding Common Shares as of September 30, 2015), may be purchased over the twelve-month period during which the program remains open.  In addition, the Board of Directors has determined that a maximum of US$15,000,000 may be spent on repurchases. The price that McEwen Mining will pay for Common Shares in open market transactions will be the market price at the time of purchase. Any Common Shares that are purchased will be cancelled.  McEwen Mining has no obligation to repurchase any shares under this repurchase program authorization, and the repurchase program may be suspended, discontinued or modified at any time, in the discretion of the Board of Directors.

The share repurchase program has been approved by McEwen Mining’s Board of Directors and will be made in accordance with the rules and policies of the NYSE and the TSX, and applicable U.S. and Canadian securities laws. The commencement of the share repurchase program is subject to TSX approval. Under the repurchase program, Common Shares may be repurchased for a twelve month period in open market transactions on the NYSE, the TSX, and/or other U.S. or Canadian exchanges, or by such other means as may be permitted by the NYSE and/or the TSX and applicable U.S. and Canadian securities laws.

Daily purchases (other than pursuant to a block purchase exception) on the NYSE are limited to 25% of the average daily trading volume for the preceding four weeks. In accordance with TSX rules, any daily purchases (other than pursuant to a block purchase exception) on the TSX are expected to be limited to a maximum of 38,700 Common Shares, which represents 25% of the average daily trading volume on the TSX for the six months ended September 30, 2015.

McEwen Mining may enter into a pre-defined plan with its broker to allow for the repurchase of shares at times when McEwen Mining ordinarily would not be active in the market due to its own internal trading blackout periods, insider trading rules or otherwise. Any such plans entered into with McEwen Mining’s broker will be adopted in accordance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 as amended, and applicable Canadian securities laws.

ABOUT MCEWEN MINING (www.mcewenmining.com)

McEwen Mining has an ambitious goal of qualifying for inclusion in the S&P 500 index by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has an aggregate of 300.5 million shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of McEwen Mining (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, risk of delisting from a public exchange, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800,P.O. Box 24
(647) 258-0395 ext 320	(647) 258-0395 ext 390	Toronto, Ontario, Canada
info@mcewenmining.com	corporatedevelopment@mcewenmining.com	M5H 1J9
(866) 441-0690
Website
mcewenmining.com

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